UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	June 19, 2014

1ST CONSTITUTION BANCORP
(Exact Name of Registrant as Specified in Charter)

New Jersey	000-32891	22-3665653
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2650 Route 130 P.O. Box 634, Cranbury, New Jersey	08512
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code	(609) 655-4500

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 FR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 FR 240.13e-4(c))

ITEM 2.06  Material Impairments.

On June 19, 2014, 1st Constitution Bancorp (“1st Constitution”) determined that a loan to Projuban, LLC d/b/a/ G3 Displays (the “Borrower”) at 1st Constitution Bank (the “Bank”), a subsidiary of 1st Constitution, with an outstanding principal balance of $3,656,250 had become impaired.  The impairment related to charges of fraud against the principals of the Borrower.

In May 2013, the Bank entered into a loan participation with the lead lender and another commercial bank to finance the Borrower.  The loan is secured by a first security interest in the Borrower’s account receivables, inventory and equipment and fixtures, and further secured the loan with the continuing guarantees of the Borrower’s principals.

The Bank together with the lead lender and other lenders to the Borrower commenced a  review and investigation of the matter, including the engagement of forensic accountants. This review and investigation has revealed that the principals of the Borrower made fraudulent misrepresentations about the collateral securing the loan and the overall financial condition of the Borrower.  The loan was current prior to the initial discovery of the apparent fraud. On the basis of information now available to the Bank, management has determined that the Borrower’s  financial capacity to repay the loan is unlikely due to the pervasive impact that the apparent fraud has had on the Borrower’s financial position and the fact that the Borrower has ceased operations. As a result, management of the Bank has determined that there is substantial doubt regarding future repayment of the loan.

On June 19, 2014, management, after consultation with the board of directors of 1st Constitution, determined that the Bank would record in the second quarter of 2014 the full charge-off of the loan, the effect of which is estimated to result in an additional provision for loan losses in the range of $3.3 million to $3.6 million.  The additional provision is expected to reduce net income after tax of 1st Constitution by between $2.0 to $2.2 million in the second quarter ending June 30, 2014.  As a result, 1st Constitution expects to report a net loss after taxes for the quarter.

On May 9, 2014, a receiver was appointed for the Borrower and is currently attempting to liquidate the collateral pledged to secure the loan. 1st Constitution intends to vigorously pursue collection of the loan from the Borrower’s principals and other third parties, but there can be no assurance that these efforts will result in significant recoveries. The amount and timing of legal fees and other expenses related to the pursuit of these potential recoveries are not known at the date of this Current Report on Form 8-K (this “Report”), but are not anticipated to be material to 1st Constitution in the second quarter of 2014 or in future periods.  At the date of this Report, management of 1st Constitution has been advised by the lead lender that there is approximately $1.3 million available from assets of the Borrower to pay these expenses.

1st Constitution first reported the possible collection problems with the loan in its Quarterly Report on Form 10-Q for the period ended March 31, 2014, but at the date of that report 1st Constitution was unable to quantify the amount of loss exposure.

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “may,” “will,” or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, changes in the direction of the economy in New Jersey, the direction of interest rates, effective income tax rates, loan prepayment assumptions, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, a higher level of net loan charge-offs and delinquencies than anticipated, bank regulatory rules, regulations or policies that restrict or direct certain actions, the adoption, interpretation and implementation of new or pre-existing accounting pronouncements, a change in legal and regulatory barriers including issues related to compliance with anti-money laundering and bank secrecy act laws, as well as the effects of general economic conditions and legal and regulatory barriers and structure. 1st Constitution Bancorp assumes no obligation for updating any such forward-looking statements at any time, except as required by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

1ST CONSTITUTION BANCORP

Date:	June 20, 2014	By:	/s/ STEPHEN J. GILHOOLY
Name: Stephen J. Gilhooly
Title: Chief Financial Officer